Aberdeen Standard Investments ETFs 485BPOS

Exhibit (h)(2)

SUB-ADMINISTRATION AGREEMENT

This Sub-Administration Agreement (“Agreement”) dated as of December 29, 2020, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), Aberdeen Standard Investments Inc. (the “Administrator”), the administrator to each registered management investment company identified on Schedule A hereto (each, a “Trust”), and Aberdeen Standard Investments ETFs Advisors LLC (the “Advisor”), the investment advisor to the Funds as defined below, solely with respect to the fees in Sections 6 and 13.

WHEREAS, each Trust is an open-end management investment company currently comprised of one or more series (each, a “Fund” and collectively, the “Funds”), and each Trust is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain administrative services to the Fund(s), and the Sub-Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Appointment of Sub-Administrator

a.           The Administrator hereby appoints the Sub-Administrator to act as sub-administrator to the Funds for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.

b.           The Funds covered by this Agreement will initially consist of the Funds listed in Schedule A to this Agreement. In the event that a new Trust is established, or a Trust establishes one or more additional Funds with respect to which the Administrator wishes to retain the Sub-Administrator to act as administrator hereunder, the Administrator shall notify the Sub-Administrator with reasonable advance notice in writing. Upon written acceptance by the Sub-Administrator, such Trust or Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Trust and/or Fund(s), except to the extent that such provisions (including those relating to the compensation and expenses payable) may be modified with respect to such Trust or Fund(s) in writing by the Administrator and the Sub-Administrator at the time of the addition of such Trust or Fund(s).

2.	Delivery of Documents

The Administrator will promptly deliver to the Sub-Administrator copies of each of the following documents with respect to each Trust and/or the Administrator and all future amendments and supplements, if any:

a.           The Trust’s Declaration of Trust and By-laws (“Governing Documents”);

b.	The Trust’s currently effective Registration Statement under the 1933 and 1940 Act and its Prospectus(es) and Statement(s) of Additional Information, as applicable, relating to the Trust and its Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the Board of Directors of the Administrator (the “Board”) certified by the Administrator’s Secretary authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals on behalf of the Administrator to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the Administration Agreement and any other service agreements between the Trust and the Administrator; and

e.	Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	Representations and Warranties of the Sub-Administrator

The Sub-Administrator represents and warrants to the Administrator that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

4.	Representations and Warranties of the Administrator

The Administrator represents and warrants to the Sub-Administrator that:

a.	It is a corporation, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its organizational documents to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

Information Classification: Limited Access

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it;

f.	To the extent applicable, where information provided by the Administrator, a Trust or the Trust’s Investors includes information about an identifiable individual (“Personal Information”), the Administrator represents and warrants that it has obtained or its service providers collecting Personal Information have contractually agreed to obtain all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Sub-Administrator, and as required for the Sub-Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Administrator acknowledges that the Sub-Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Administrator or the Trust, including the United States and that information relating to the Trust, including Personal Information may be accessed by national security authorities, law enforcement and courts. The Sub-Administrator shall be kept indemnified by and be without liability to the Administrator or the Trust for any action taken or omitted by it in good faith and without negligence in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

g.	With respect to each Trust:

(1)	The Trust is a business trust duly organized, existing and in good standing under the laws of the state of its formation;

(2)	The Trust is an investment company properly registered under the 1940 Act;

(3)	The registration statement under the 1933 Act and 1940 Act has been filed by the Trust and is effective and will remain in effect during the term of this Agreement;

(4)	As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made; and

(5)	As of the close of business on the date of this Agreement, the Trust is authorized to issue shares of beneficial interest.

5.	Sub-Administration Services

The Sub-Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Administrator and, in each case where appropriate, the review and comment by the Administrator’s or the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator.

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The Sub-Administrator shall perform such other services for the Administrator that are mutually agreed to in writing by the Parties from time to time, for which the Advisor will pay such fees as may be mutually agreed upon, including the Sub-Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Sub-Administrator shall provide the office facilities and the personnel determined by it to adequately perform the services contemplated herein.

6.	Compensation of Sub-Administrator; Expense Reimbursement; Trust Expenses

The Sub-Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Advisor and the Sub-Administrator.

The Advisor agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Trust through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Administrator’s or a Trust’s behalf at the Administrator’s or Trust’s request or with the Administrator’s or Trust’s consent.

7.	Instructions and Advice

At any time, the Sub-Administrator may apply to any officer of the Administrator or a Trust or his or her designee for instructions or may consult with the independent accountants for the Trust (at the expense of the Advisor and with the prior approval of the Administrator), with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement. Upon notice to the Trust that the Sub-Administrator is seeking counsel advice, the Sub-Administrator shall be entitled to rely on and may act upon advice of counsel on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

The Sub-Administrator shall not be liable, and shall be indemnified by the Administrator for any action taken or omitted by it in good faith and without negligence in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Administrator or the Fund(s). Nothing in this section shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	Limitation of Liability and Indemnification

The Sub-Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Administrator or a Trust insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder in reliance upon records that were maintained for the Trust by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as administrator for the Trust. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless caused by or resulting from the negligence or willful misconduct of the Sub-Administrator, its officers or employees. The Sub-Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, except as otherwise agreed to in writing by the parties hereto, the Sub-Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services performed under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Administrator. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Sub-Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2020 shall be the date of this Agreement through December 31, 2020, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2021 and terminating on December 31, 2021 shall be the date of this Agreement through December 31, 2021, calculated on an annualized basis.

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Except as may arise from the Sub-Administrator’s negligence, willful misconduct, bad faith, or reckless disregard of its duties and obligations under this Agreement, the Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption; however, the Sub-Administrator shall take reasonable measures to resume performance as soon as possible in these situations.

The Administrator shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Administrator or a Trust or upon reasonable reliance on information or records given or made by the Administrator or a Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own negligence, willful misconduct, bad faith, or reckless disregard of their obligations and duties under the Agreement.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	Confidentiality

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Sub-Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

Information Classification: Limited Access

10.	Use of Data

(a)          In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Sub-Administrator (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Administrator, a Trust or Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Administrator and the Sub-Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)         Subject to paragraph (c) below, the Sub-Administrator and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Administrator and the Sub-Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Trust/Fund, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Administrator otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Sub-Administrator and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Trust/Fund. The Administrator agrees that Sub-Administrator and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Sub-Administrator’s compensation for services under this Agreement or such other agreement, and the Sub-Administrator and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Administrator or the Trust/Fund.

(c)         Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Sub-Administrator and its Affiliates under this Agreement and applicable law. The Sub-Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

Information Classification: Limited Access

11.	Compliance with Governmental Rules and Regulations; Records

The Administrator acknowledges that the Administrator and each Trust assume full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to each respectively.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for the Administrator shall at all times remain the property of the Administrator, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Sub-Administrator further agrees that all records that it maintains for a Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form. In the event that the Sub-Administrator is requested or authorized by the Administrator, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Administrator or a Trust by state or federal regulatory agencies, to produce the records of the Administrator or a Trust or the Sub-Administrator’s personnel as witnesses or deponents, the Advisor agrees to pay the Sub-Administrator for the Sub-Administrator’s time and expenses, as well as the reasonable fees and expenses of the Sub-Administrator’s counsel incurred in such production.

12.	Services Not Exclusive

The services of the Sub-Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator from time to time, have no authority to act or represent the Administrator or a Trust in any way or otherwise be deemed an agent of the Administrator or a Trust.

13.	Effective Period and Termination

(a)          Term. This Agreement shall remain in full force and effect for an initial term commencing on or about March 31, 2021 and ending December 31, 2022 (the “Initial Term”). After the expiration of the Initial Term, this Agreement may be extended for successive one-year terms (each, a “Renewal Term”), subject to review and approval by the Trust’s Board. To terminate the Agreement, a written notice of non-renewal must be delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or ninety (90) days prior to the date of termination during any Renewal Term, as the case may be.

(b)         Termination. During the Initial Term and thereafter, either the Administrator or the Sub-Administrator may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach; (ii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (iii) financial difficulties on the part of the party to be terminated which are evidenced by the appointment of a conservator or receiver for the other party or the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (iv) based upon the Administrator’s reasonable determination that the financial condition of the Sub-Administrator has deteriorated and threatens the continuing performance of the services hereunder. Upon termination of this Agreement pursuant to this paragraph by the Administrator with respect to any Fund or Trust, the Advisor shall pay the Sub-Administrator its compensation due and shall reimburse the Sub-Administrator for its costs, expenses and disbursements up to the termination date.

Information Classification: Limited Access

(c)          Payments Owing to the Sub-Administrator. During the Initial Term or any Renewal Term of the Agreement, in the event of: (i) the Administrator’s termination of this Agreement for any reason other than as set forth in the immediately preceding paragraph with respect to a Trust or Fund (ii) a transaction not in the ordinary course of business pursuant to which the Sub-Administrator is not retained to continue providing services hereunder to the Trust or Fund (or its respective successor), then the Administrator, as the case may be, shall be required to provide the Sub-Administrator at least 180 days’ notice of the termination date (the “Required Notice Period”). In the event that the termination date occurs prior to the end of the Required Notice Period, the Advisor shall pay the Sub-Administrator its compensation due through the remainder of the Required Notice Period that is left following the termination date (based upon the average monthly compensation previously earned by the Sub-Administrator with respect to such Trust or Fund), and shall reimburse the Sub-Administrator for its costs, expenses and disbursements as provided in the Agreement. For the avoidance of doubt, during the Initial Term or any Renewal Term, no payment will be required pursuant to this paragraph in the event of any transaction such as a merger of a Trust or Fund into, or the consolidation of a Trust or Fund with, another entity, or a change in control of a Trust or Fund or its adviser that results in a termination of the Agreement, or the sale by a Trust or Fund of all, or substantially all, of its assets to another entity, in each case where the Sub-Administrator is retained to continue providing services to such Trust or Fund (or its respective successor) on substantially the same terms as this Agreement, or in the event of a liquidation or dissolution of a Trust or Fund and distribution of such Trust’s or Fund’s assets.

(d)         Effect of Termination. Termination of this Agreement with respect to any one particular Trust or Fund shall in no way affect the rights and duties under this Agreement with respect to any other Trust or Fund.

(e)          Notwithstanding the first two sentences of subsection (a) above, each Trust agrees to be bound to receive from State Street the Form N-PORT and Form N-CEN Support Services and the other services as described in Schedule B6 attached hereto for at least twelve (12) months, with such twelve month period starting on the first day of the first required filing month for Form N-PORT. The parties further agree that the foregoing commitment will be deemed the “term” for the Form N-PORT and Form N-CEN Support Services and that following the expiration of such term, the Initial Term and Renewal Term provisions of the first two sentences of subsection (a) above will apply to the Form N-PORT and Form N-CEN services in the same way as such provisions apply to all other services under the Agreement.

14.	Delegation

(a)          The Sub-Administrator shall retain the right to employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the “Delegates”) to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Agreement without the consent or approval of the Trust. The Sub-Administrator shall be responsible for the acts and omissions of any such Delegate so employed as if the Sub-Administrator had committed such acts and omissions itself under the terms of this Agreement. The Sub-Administrator shall be responsible for the compensation of its Delegates.

Information Classification: Limited Access

(b)          With respect to the Tax Services as set forth on Schedule B2 attached hereto, the Administrator acknowledges and agrees to execute and deliver to the Sub-Administrator a tax delegation consent in the form set forth as Schedule B2(i) hereto, with such changes as the Sub-Administrator may require from time to time. While the parties anticipate that such consent will be valid as long as the Agreement remains in effect, in the event the Administrator revokes its consent at any time or does not provided its consent as required hereunder, the Administrator acknowledges and agrees that the Sub-Administrator may, without liability or prior notice, cease performing any or all of the Tax Services and may renegotiate the fees the Sub-Administrator charge for such Tax Services.

15.	Interpretive and Additional Provisions

In connection with the operation of this Agreement, the Sub-Administrator and the Administrator may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of a Trust’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.	Notices

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Administrator:

Aberdeen Standard Investments Inc.

1900 Market St., Suite 200

Philadelphia, PA 19103

Attention: Legal Department

Telephone: 215-405-5700

Email: legal.us@aberdeenstandard.com

If to the Sub-Administrator:

State Street Bank and Trust Company

1 Heritage Drive

North Quincy, Massachusetts 02171

Attention: Jason Becker

Telephone: 617-662-9218

with a copy to:

State Street Bank and Trust Company

Legal Division – Global Services Americas

One Lincoln Street

Boston, MA 02110

Attention: Senior Vice President and Senior Managing Counsel

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17.	Amendment

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18.	Assignment

This Agreement may not be assigned by (a) the Administrator without the written consent of the Sub-Administrator or (b) the Sub-Administrator without the written consent of the Administrator, except that the Sub-Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of the Sub-Administrator

19.	Successors

This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

20.	Data Protection

The Sub-Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Sub-Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

21.	Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

22.	Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

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23.	Severability

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

24.	Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

25.	Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

ABERDEEN STandard Investments inc.

By:	/s/ Lucia Sitar

Name:	Lucia Sitar

Title:	V.P.

ABERDEEN STandard Investments ETF ADVISORS LLC
Solely with respect to the fees in Sections 6 and 13 of the Agreement

By:	/s/ Lucia Sitar

Name:	Lucia Sitar

Title:	Authorized Signatory

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Jason Becker

Name:	Jason Becker

Title:	Senior Vice President

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

Aberdeen Standard Investments ETFs

Aberdeen Standard Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF

Aberdeen Standard Bloomberg All Commodity Strategy K-1 Free ETF

Information Classification: Limited Access

A-1

ADMINISTRATION AGREEMENT

Schedule B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.	Fund Administration Tax Services as described in Schedule B2 attached hereto;

III.	Reserved.

IV.	Fund Administration CFTC Services as described in Schedule B4 attached hereto;

V.	Reserved.

VI.	Fund Administration Form N-PORT and Form N-CEN Support Services as described in Schedule B6 attached hereto.

Information Classification: Limited Access

Schedule B1

Fund Administration Financial Reporting and Treasury Services

a.	Prepare for the review by designated officer(s) of the Trust financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports and certain quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.	Prepare for the review by designated officer(s) of the Trust the Trust’s periodic financial reports required to be filed with the SEC on Form N-CEN and financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.	Prepare for the review by designated officer(s) of the Trust annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.	Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Trust as well as preparation of Board compliance materials;

f.	Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management;

g.	Prepare and disseminate vendor survey information;

h.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

i.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Sub-Administrator; and

j.	Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.

Information Classification: Limited Access

B1-1

SCHEDULE B2

Fund Administration Tax Services

a.	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales;

b.	Review annual reports to ensure that all necessary tax-related disclosures and designations are complete and accurate;

c.	Provide the necessary financial information to the Trust’s independent public accountants to assist them in the preparation of, [1] U.S. federal, state, and local income tax returns, [2] U.S. federal excise tax returns, and [3] any other required tax returns as may be mutually agreed upon;

d.	Prepare annual shareholder reporting information relating to Form 1099-DIV, including, but not limited to, ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations;

e.	Provide one (1) annual estimate and consultation for fiscal and excise tax distribution requirements;

f.	Prepare, review, and provide to the Funds’ independent public accountants, annual minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration;

g.	Review of quarterly and annual IRS compliance tests for those Funds that are either failing, or are below client mandated thresholds,

h.	Preparation, review, and electronic filing of each fund’s annual Foreign Bank Account Report (“FBAR”),

i.	Provide one (1) estimate per Fund in advance of a merger or liquidation for distribution purposes,

j.	Participate in discussions of potential tax issues with the Administrator and the Funds’ audit firm; and

k.	Prepare for review by designated officer(s) of the Trust, each Fund’s annual ASC 740 documentation.

Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

Information Classification: Limited Access

B2-1

SCHEDULE B2(i)

CONSENT TO DISCLOSE TAX RETURN INFORMATION

Federal law prohibits our disclosing, without your consent, your federal tax return information to third parties or our use of that information for purposes other than the preparation of your return.

Subject to the terms and conditions of the Sub-Administration Agreement dated [ ] (the “Sub-Administration Agreement”) between STATE STREET BANK AND TRUST COMPANY (“we” or “State Street”) and Aberdeen Standard Investments Inc. and, Aberdeen Standard Investments ETFs Advisors LLC solely with respect to the fees in Sections 6 and 13 (“you” or the “Customer”), we may subcontract portions of our Tax Services (the “Tax Services”) to State Street affiliates and/or other subcontractors. By signing below, you hereby authorize us to provide any and all information, including your entire tax return information for all past, present, and future years, that we receive in connection with this engagement to the State Street affiliates listed on Schedule B2(ii), for the purpose of providing the Tax Services set forth in the Sub-Administration Agreement and for related administration and regulatory compliance purposes.

Your consent will be valid as long as the Sub-Administration Agreement remains in effect. Notwithstanding the foregoing, you may revoke your consent with regards to Tax Services at any time by providing written notice to us. By signing below, you agree that if you revoke your consent we may refuse to perform Tax Services and/or alter the fees we charge for such Tax Services.

In lieu of consenting to this disclosure, you have the right to request a more limited disclosure of tax return information. In the event that the service model changes as a result of your revocation or limitation on this consent, you agree to negotiate an equitable adjustment to the applicable fee schedule in good faith.

Aberdeen Standard Investments Inc.

By:

Name (printed):

Title:

Date:

Information Classification: Limited Access

2

SCHEDULE B2(ii)

●	State Street Corporate Services Mumbai Private Limited

●	State Street Technology (Zhejiang) Company Limited]

Information Classification: Limited Access

B2-3

SCHEDULE B4

Fund Administration CFTC Services

Subject to the authorization and direction of the Trust, State Street will provide the CFTC Services set forth on Schedule B4 (the “CFTC Services”) to assist the Funds, the Trust and/or its affiliates in complying with applicable CFTC compliance testing and reporting requirements.

Limitation of Responsibilities. With regard to the CFTC Services, the Sub-Administrator’s responsibilities are limited to the provision of the CFTC Services described in Schedule B4. These responsibilities do not include: (i) determination of the Trust’s status as a Commodity Pool Operator (a “CPO”), (ii) the determination of the Trust’s eligibility for an exclusion from classification as a CPO, or (iii) the completion and filing of the Form CPO-PQR. Where the Trust uses the Services to comply with any law, representation, agreement or other obligation, State Street makes no representation that any such Services complies with such law, representation, agreement, or other obligation, and State Street has no obligation of compliance with respect thereto. The Trust should contact its legal counsel for specific guidance on compliance with the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). Unless the Trust currently subscribes to fund administration legal services with the Sub-Administrator, the CFTC Services do not include assisting the Trust with preparation of annual enhanced prospectus disclosures. Assistance with the registration of an entity as a CPO is not included as a CFTC Service.

Responsibilities of the Trust. The Trust is responsible for providing authorization and direction to the Sub-Administrator with respect to the CFTC Services. The Trust is responsible for arranging, in each case where appropriate, for the review and comment by Trust’s independent accountants and legal counsel of CFTC financial information, reports and any filings prepared by the Sub-Administrator. In addition, the Trust is solely responsible for determining Trust’s status as a CPO, and/or Trust’s eligibility for an exclusion from classification as a CPO.

The Trust shall be responsible for accurately and timely supplying the Sub-Administrator with complete financial, organizational and other information, and/or arranging for the provision of such information from third parties, as may be required in order for the Sub-Administrator to provide the CFTC Services, and any information requested by the Sub-Administrator in connection with the foregoing. The Sub-Administrator is authorized and instructed to rely upon the information it receives from the Trust or any third party (including, without limitation, the Trust’s third party administrator(s), custodian(s), prime broker(s), and other service providers to the Trust) authorized by the Trust to provide such information to the Sub-Administrator and on any instructions received from the Trust. The Trust and any third party from which the Sub-Administrator shall receive or obtain certain records, reports and other data included in the CFTC Services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof, and the Sub-Administrator shall be entitled to rely on such records, reports and other data as provided to the Sub-Administrator by the Trust or any third party, and any instructions provided to the Sub-Administrator by the Trust, and shall have no responsibility for making any interpretive determinations with respect thereto. The Sub-Administrator has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information, or instructions, and shall be without liability for any loss or damage suffered by the Trust as a result of the Sub-Administrator’s reliance on and utilization of such information or instructions believed by it to be genuine and to have been properly issued by or on behalf of the Trust or such third party. The Sub-Administrator shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Trust or any third party to provide it with the information required.

Information Classification: Limited Access

B6-1

CFTC financial reporting, compliance testing and exclusion filing services

Subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by Trust’s independent accountants and legal counsel, and in accordance with procedures that may be established from time to time between the Trust and the Sub-Administrator, the Sub-Administrator will:

i.	Perform daily testing for compliance with the CFTC initial margin test and the CFTC net notional test; and

ii.	As applicable, prepare the Trust’s initial and annual Rule 4.5 notice of exclusion from classification as a CPO under the Commodity Exchange Act and file such initial and annual notice with the National Futures Association.

Information Classification: Limited Access

2

SCHEDULE B6

Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services”), Quarterly Portfolio of Investments Services and Liquidity Risk Measurement Services (collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Schedule B6, the “Services”)

I.	Services.

(a)	Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

●	Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Administrator (including from any third parties with whom the Administrator will need to coordinate in order to produce such data, documentation, and information), the Sub-Administrator will use required data, documentation, assumptions, information and assistance from the Administrator, the Sub-Administrator’s internal systems and, in the case of funds that are investments of the Trust and that are not administered by the Sub-Administrator or its affiliates, third party Trust administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Administrator and (ii) annual updates of Form N-CEN for review and approval by the Administrator.

●	The Administrator acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

●	Following review and final approval by the Administrator of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of the Administrator, the Sub-Administrator will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and maintain a record thereof in accordance with this Agreement and (ii) when required, electronically submit such filing to the SEC.

The Form N-PORT Services will be provided to the Administrator with respect to the Trust and each Fund as set forth in the attached Annex 1, which shall be executed by the Sub-Administrator, the Trust, and the Administrator. The Form N-CEN Services will be provided to the Trust as set forth in the attached Annex 1. Annex 1 may be updated from time to time upon the written request of the Administrator and by virtue of an updated Annex 1 that is signed by all parties.

(b)	Quarterly Portfolio of Investments Services:

●	Subject to the receipt of all Required Data, and as a component of the Form N-PORT and Form N-CEN Support Services, the Sub-Administrator will use such Required Data from the Administrator, the Sub-Administrator’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP, as of each Fund’s first and third fiscal quarter-ends.

●	Following review and final approval by the Administrator of each such draft Portfolio of Investments, and at the direction of and on behalf of the Administrator, the Sub-Administrator will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.

Information Classification: Limited Access

B6-3

(c)	Liquidity Risk Measurement Services:

The Sub-Administrator will provide the following liquidity risk measurement services (“Liquidity Risk Measurement Services”):

●	As applicable, the Sub-Administrator will provide each Fund with Liquidity Risk Measurement Services that will provide calculation of security level exposure, characteristics, liquidity analytics, including days to liquidate, liquidity scores, fixed income cost to liquidate, stress testing and redemption flow analysis. Liquidity analytics will be calculated daily, weekly, or monthly (as per written agreement between the Sub-Administrator and each Fund in Annex 1, as updated from time to time) and, as applicable, aggregated monthly for purposes of inclusion in the Sub-Administrator’s standard N-PORT filing template. Liquidity Risk Measurement Services also will include the Sub-Administrator’s standard liquidity Fund profile report and online access to the Sub-Administrator’s dynamic risk reporting tools via my.statestreet.com which enable Funds to analyze and generate risk reporting.

The Liquidity Risk Measurement Services will be provided to the Trust and each Fund at the frequency as set forth in the attached Annex 1, which shall be executed by the Sub-Administrator, the Trust, and the Administrator. Annex 1 may be updated from time to time upon the written request of the Administrator and by virtue of an updated Annex 1 that is signed by all parties.

II.	Administrator Duties, Representations and Covenants in Connection with the Services.

The provision of the Services to the Administrator by the Sub-Administrator is subject to the following terms and conditions:

1.	The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Trust or its affiliates or any fund, pooled vehicle, security or other investment or portfolio that is an investment of the Trust and regarding which the Administrator or its affiliates provide services or is otherwise associated with the Funds that is generated or aggregated by the Sub-Administrator or its affiliates in connection with services performed on the Administrator’s behalf or otherwise prepared by the Sub-Administrator (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”). The Sub-Administrator’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Administrator and/or the Funds shall be as provided in such respective other agreements between the Sub-Administrator or its affiliates and the Administrator or the Funds, as applicable, relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Administrator Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify the Sub-Administrator’s or its affiliates’ obligations to the Administrator under the Other Administrator Agreements.

Information Classification: Limited Access

4

In connection with the provision of the Services by the Sub-Administrator, the Administrator acknowledges and agrees that it will be responsible for providing the Sub-Administrator with any information requested by the Sub-Administrator in order to perform the Services, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data (including State Street Data, where applicable) and related information to the Sub-Administrator, in formats compatible with Sub-Administrator-provided data templates including, without limitation, Required Data and the information and assumptions required by the Sub-Administrator in connection with a Trust reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Sub-Administrator, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Sub-Administrator for such purposes from time to time, for the Funds with respect to which services are provided under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Administrator), including, without limitation, arranging for the provision of data from the Administrator, its affiliates, third party administrators, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to the Sub-Administrator (or any of its affiliates) in its capacity as Sub-Administrator to the Trust, the Sub-Administrator and the Administrator will agree on the scope of the information to be extracted from the Sub-Administrator’s or any of its affiliate’s systems for purposes of the Sub-Administrator’s provision of the Services, subject to the discretion of the Sub-Administrator, and the Sub-Administrator is hereby expressly authorized to use any such information as necessary in connection with providing the Services hereunder; and

(B) Providing all required information and assumptions not otherwise included in Trust data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for the Sub-Administrator to provide the Services.

The following are examples of certain types of information that the Administrator is likely to be required to provide with respect to the Trust and each Fund thereof pursuant to Sections 1(A) and 1(B) above, and the Administrator hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN or any changes in requirements relating to the provision of Liquidity Risk Measurement Services:

●	SEC filing classification of the Trust and/or a Fund (i.e., small or large filer);

●	Identification of any data sourced from third parties;

●	Identification of any securities reported as Miscellaneous; and

●	Any Explanatory Notes included in N-PORT Section E.

Information Classification: Limited Access

B6-5

2.           The Administrator acknowledges that it has provided to the Sub-Administrator all material assumptions used by the Administrator or that are expected to be used by the Administrator with respect to the Trust and each Fund in connection with the completion of Form N-PORT and Form N-CEN, and the provision of the Services, and that it has approved all material assumptions used by the Sub-Administrator in the provision of the Services prior to the first use of the Services. The Administrator will also be responsible for promptly notifying the Sub-Administrator of any changes in any such material assumptions previously notified to the Sub-Administrator by the Administrator or otherwise previously approved by the Administrator in connection with the Sub-Administrator’s provision of the Services. The Administrator acknowledges that the completion of Form N-PORT and Form N-CEN, and the provision of the Services, and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

●	Investment classification of positions;

●	Assumptions necessary in converting data extracts;

●	General operational and process assumptions used by the Sub-Administrator in performing the Services; and

●	Assumptions specific to the Trust and Funds.

The Administrator hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Administrator (and/or the Sub-Administrator on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3.	The Administrator acknowledges and agrees on the following matters with respect to the Services:

(A)        The Administrator has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Administrator has determined that the Services are suitable for its purposes with respect to the Trust and Funds. None of the Sub-Administrator or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including the Sub-Administrator, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B)         The Administrator assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it and the Trusts and Funds. The Sub-Administrator is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and the Sub-Administrator is not providing any customization, guidance, or recommendations. Where the Administrator uses Services to comply with any law, regulation, agreement, or other Administrator obligation, the Sub-Administrator makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and the Sub-Administrator has no obligation of compliance with respect thereto.

(C)         The Administrator or the Trust may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Sub-Administrator in connection with the Services and provided by the Sub-Administrator to the Administrator (“Materials”) (a) for the internal business purpose of the Administrator or the Trust relating to the applicable Service (including the making of such document available to current or prospective shareholders and intermediaries whose clients invest in the Funds) or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable (the prepared Forms N-PORT and N-CEN hereinafter referred to as “SEC Submissions”). The Administrator or the Trust may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Administrator or the Trust (each a “Permitted Person”); provided, however, (i) that neither the Administrator nor the Trust may charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Administrator has separate license rights with respect to the use of such Third Party Data, or (iii) neither the Administrator nor the Trust may use the Services or Materials in any way to compete or enable any third party to compete with the Sub-Administrator. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Information Classification: Limited Access

6

Except as expressly provided in this Section 3(C), the Administrator, the Trust and each Fund, any of their affiliates, or any of their respective officers, trustees/directors, employees, investment managers, investment advisers, agents (other than the Sub-Administrator and its affiliates) or any other third party, including any client of, or investor or participant in the Trust or any Fund or any Permitted Persons (collectively, including the Administrator, “Administrator Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose, display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein but excluding SEC Submissions pursuant to the Services), except with respect to Third Party Data to the extent the Administrator has separate license rights with respect to the use of such Third Party Data. Without limitation (other than the use of SEC Submissions pursuant to the Services), Administrator Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials (other than SEC Submissions pursuant to the Services) for any purpose other than as expressly authorized under this Agreement.

(D)         The Administrator shall limit the access and use of the Services and the Materials (other than SEC Submissions pursuant to the Services) by any Administrator Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Administrator shall be responsible and liable for all acts and omissions of any Administrator Parties in violation of the preceding paragraph.

(E)         The Services, the Materials (other than SEC Submissions pursuant to the Services) and all confidential information of the Sub-Administrator (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of the Sub-Administrator. The Administrator and Trust have no rights or interests with respect to all or any part of the Services, the Materials or the Sub-Administrator’s confidential information, other than their use and redistribution rights expressly set forth in Section 3(C) herein. The Administrator, for itself and on behalf of the Trust and Funds, automatically and irrevocably assigns to the Sub-Administrator any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Sub-Administrator’s confidential information, including, for the avoidance of doubt and without limitation, any Administrator Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Sub-Administrator (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Administrator or the Trust.

(F)         The Sub-Administrator may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

Information Classification: Limited Access

B6-7

(G)         The parties acknowledge and agree that the provisions of Section 8 of the Agreement shall apply to the provision of the Services under this Schedule B6.

[Remainder of Page Intentionally Left Blank]

Information Classification: Limited Access

8

ANNEX I

Aberdeen Standard Investments Inc.

Further to the Sub-Administration Agreement dated as of ________, 2020 between Aberdeen Standard Investments Inc. (the “Administrator”) and State Street Bank and Trust Company (the “Sub-Administrator”), the Administrator and the Sub-Administrator mutually agree to update this Annex 1 by adding/removing Funds, as applicable:

Liquidity Risk Measurement Services
Aberdeen Standard Investments ETFs	FREQUENCY
Aberdeen Standard Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF Aberdeen Standard Bloomberg All Commodity Strategy K-1 Free ETF	[Insert]

Form N-PORT Services and Quarterly Portfolio of Investments Services
Aberdeen Standard Investments ETFs	Standard N-PORT Reporting Solution (Data and Filing) and Quarterly Portfolio of Investments Services
Aberdeen Standard Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF Aberdeen Standard Bloomberg All Commodity Strategy K-1 Free ETF	Standard

Form N-CEN Services
Aberdeen Standard Investments ETFs

Information Classification: Limited Access

B6-9

IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below.

ABERDEEN STANDARD INVESTMENTS INC.		STATE STREET BANK AND TRUST COMPANY

By:		By:
	Name:		Name:
	Title:		Title:
	Address:		Address:
	Date:		Date:

Information Classification: Limited Access

10